Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors:

Sheree Aronson

(714) 247-8290

sheree.aronson@amo-inc.com

Media:

Steve Chesterman

(714) 247-8711

steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES

SECOND-QUARTER 2005 RESULTS

(SANTA ANA, CA), July 20, 2005 – Advanced Medical Optics, Inc. (AMO) [NYSE: EYE], today announced financial results for the second quarter of 2005.

Net revenue for the second quarter was $227.1 million, compared to $168.7 million in the same period last year. The second-quarter 2005 revenue rose 34.6 percent compared to the same period last year, including a 2.9 percent increase related to foreign currency. The growth in revenue included the May 27, 2005 acquisition of VISX, Incorporated, the acquisition of the Pfizer ophthalmic surgical business in the third quarter of 2004 and increased sales from the company’s promoted ophthalmic surgical and eye care brands.

In the second quarter, the company reported a net loss of $438.1 million, or $9.53 per share, compared to a net loss of $112.5 million, or $3.67 per share, in the same quarter one year ago. Operating performance in the second quarters of both 2005 and 2004 were heavily impacted by special charges. During the second quarter of 2005, the company recorded an after tax charge of $456.3 million, or $9.37 per share, associated with recent acquisitions, including a $451.5 million non-cash write-off for in-process research and development. The second-quarter net loss per share also excluded the effect of dilutive instruments that equated to $0.53 per share. When combined with the charges, this had the effect of reducing the company’s second-quarter earnings per share by $9.90.

The loss in the year-ago quarter was due primarily to after tax charges of approximately $121.3 million, related principally to a recapitalization. This had the effect of reducing earnings per share by $3.17. The second-quarter 2004 net loss per share also excluded the effect of dilutive instruments that equated to $0.75 per share. Together, these had the effect of reducing the company’s second-quarter 2004 earnings per share by $3.92.

“AMO’s strategy is to achieve sustained, profitable growth through innovative vision technologies that optimize the quality of life for people of all ages,” said Jim Mazzo, AMO

AMO Announces Second Quarter 2005 Results – Page 2

president and CEO. “In the second quarter, we took a major step forward in the execution of our strategy with the successful close of our acquisition of VISX, which positions AMO as the world leader in refractive surgery. We also continued to improve our global competitiveness and strengthened our foundation for future growth through increased focus on branded cataract and eye care technologies that offer clear differentiated benefits to practitioners and their patients.”

Net revenue for the first six months of 2005 was $419.6 million, compared to $319.0 million in the same period one year ago. Including a 3.3 percent positive impact of currency, the company’s revenue grew 31.5 percent, compared to the same period last year. The growth in revenue included the May 27, 2005 acquisition of VISX, the acquisition of the Pfizer ophthalmic surgical business in the third quarter of 2004 and increased sales from the company’s promoted ophthalmic surgical and eye care brands.

The company reported a net loss for the first six months of 2005 of $424.3 million, or a loss of $10.17 per share, including an after tax charge of $456.3 million, or approximately $10.27 per share, associated with recent acquisitions in the second quarter. In addition, the net loss per share for the period excluded the effect of dilutive instruments that equated to $0.62 per share. Together, these had the effect of reducing the company’s earnings per share for the first six months of 2005 by $10.89. This compared to a net loss in the first six months of 2004 of $107.8 million, or $3.59 per share, including after tax charges of approximately $121.3 million, or $3.18 per share, related primarily to a recapitalization. The net loss per share for the prior six-month period excluded the effect of dilutive instruments that equated to $0.81 per share. Together, these had the effect of reducing the company’s earnings per share for the first six months of 2004 by $3.99.

AMO reaffirmed its guidance for 2005 of revenue in the range of $920 million to $930 million and adjusted earnings per share in the range of $1.65 to $1.75. Revenue for 2006 is projected in the range of $1,020 million to $1,040 million, with 2006 adjusted earnings per share in the range of $2.20 to $2.30. Revenue for 2007 is projected in the range of $1,080 million to $1,100 million, with adjusted earnings per share at or above $2.65. AMO’s adjusted earnings guidance excludes the impact of charges related to acquisitions and debt restructurings, the impact of expensing options and the unrealized gains or losses on derivative instruments.

Ophthalmic Surgical

Ophthalmic surgical revenue grew 66.2 percent in the second quarter, including a 3.7 percent increase related to foreign currency, to $144.0 million, compared to $86.7 million in the year-ago quarter. The increase included the addition of the VISX business in the last four weeks of the quarter, the impact of the Pfizer surgical ophthalmic business acquired in the third quarter of 2004 and continuing acceptance of the company’s branded surgical products.

Total intraocular lens (IOL) sales rose 19.9 percent to $66.9 million, compared to $55.8 million in the second quarter of 2004. The increase reflected primarily the acquisition of the Pfizer ophthalmic surgical business and the strength of the company’s promoted IOL technologies, the Tecnis® and Sensar® lenses.

Sales of viscoelastics rose to $36.1 million, compared to $4.6 million one year ago. This rise reflected primarily the addition of the Healon® family of viscoelastics, which AMO acquired as part of the Pfizer transaction.

Sales of phacoemulsification products grew 2.5 percent during the quarter to $20.3 million, compared to $19.8 million one year ago. The company’s proprietary Sovereign® system with WhiteStar™ technology was a key contributor to sales performance in the quarter.

AMO Announces Second Quarter 2005 Results – Page 3

Laser vision correction revenue was $13.4 million in the second quarter, reflecting the approximate four-week period that AMO owned the VISX business. Of this amount, approximately 73 percent was derived from licensing revenue, with the remainder from system sales and service.

Eye Care

Eye care revenue grew 1.2 percent in the second quarter, including a 2.1 percent increase related to foreign currency, to $83.1 million, compared to $82.1 million in 2004’s second quarter. The second-quarter performance was impacted by growth in the company’s multipurpose solutions and an offsetting decline in hydrogen peroxide sales, primarily in Japan where the contact lens care market is moving to multipurpose systems.

Sales of AMO’s multipurpose solutions rose 14.8 percent in the second quarter to $44.2 million, compared to $38.5 million one year ago. Sales of the company’s flagship COMPLETE® branded product line were up 19.5 percent for the quarter.

Additional Operating Results

The following are additional operating highlights for the second quarter of 2005.

•	Gross profit for the second quarter of 2005 was $139.6 million and included approximately $1.9 million in costs associated with recent acquisitions. This compared to gross profit of $104.7 million for the same period one year ago.

•	Research and development expense in the second quarter of 2005 was $13.9 million, compared to $10.2 million in the same period one year ago.

•	SG&A expense for the second quarter was $97.6 million, including approximately $2.8 million in certain charges associated with recent acquisitions and integrations. In the second quarter of 2004, the company’s SG&A expenses stood at $76.9 million.

•	The operating loss in the second quarter was $423.4 million, including approximately $456.2 million in charges and costs. This compares to operating income of $17.6 million in the same period one year ago.

•	Non-operating expenses for the second quarter were $7.6 million, including $2.0 million in costs associated with debt restructuring charges net of a gain on currency derivatives. This compares to non-operating expenses in the second quarter of 2004 of $130.6 million, which included $126.3 million in costs associated with a recapitalization net of a gain on currency derivatives.

Debt Restructuring

On July 18, 2005, the company completed a private offering of $150 million aggregate principal amount of 1.375 percent convertible senior subordinated notes due 2025. The company plans to use the proceeds to pay off its Term B loan, which will reduce its interest expense and interest rate exposure, and enhance its financial flexibility.

Live Web Cast & Audio Replay

AMO will host a live Web cast to discuss second-quarter results and future expectations today at 10:00 a.m. EDT. To participate, visit the company’s Investors site at www.amo-inc.com. An audio replay will be available at approximately noon EDT today and will continue through

AMO Announces Second Quarter 2005 Results – Page 4

midnight EDT on Wednesday, August 3, at 800-642-1687 (Passcode 7694016) or by visiting www.amo-inc.com.

About Advanced Medical Optics (AMO)

Advanced Medical Optics [NYSE: EYE] is a global medical device leader focused on the discovery and delivery of innovative vision technologies that optimize the quality of life for people of all ages. Products in the ophthalmic surgical line include intraocular lenses, laser vision correction systems, phacoemulsification systems, viscoelastics, microkeratomes, glaucoma implants and related products used in cataract and refractive surgery. AMO owns or has the rights to such ophthalmic surgical product brands as ReZoom™, Phacoflex®, Clariflex®, Array®, Sensar®, CeeOn®, Tecnis® and Verisyse™ intraocular lenses; VISX® technology, STAR S4™ laser vision correction system, WaveScan Wavefront® system, and CustomVue™ procedure; Sovereign® and Sovereign® Compact™ phacoemulsification systems with WhiteStar™ technology, Amadeus™ and Amadeus™ II microkeratomes, Healon® and Vitrax® viscoelastics; and the Baerveldt® glaucoma shunt. Products in the contact lens care line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the contact lens care product brands the company possesses are COMPLETE® Moisture PLUS™, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care® and blink™ branded products. Amadeus is a licensed product of, and a trademark of, SIS, Ltd. AMO is based in Santa Ana, California, and employs approximately 3,500 worldwide. The company has operations in about 24 countries and markets products in approximately 60 countries. For more information, visit the company’s Web site at www.amo-inc.com.

Use of Non-GAAP Measures

Our guidance for earnings per share for 2005, 2006 and 2007 is provided on a non-GAAP basis. The company’s adjusted earnings-per-share guidance excludes any charges associated with acquisitions, as well as option expensing. The guidance also assumes no impact of potential unrealized gains or losses on derivative instruments. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s ongoing operating results. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the sustainable profitability of the on-going business operations. The economic substance related to our use of adjusted earnings per share is our belief that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced in prior periods. In order to comply with Regulation FD, we provide our guidance in public forums, such as this press release. The company is not able to provide a reconciliation of projected adjusted earnings per share to expected reported results due to the unknown effect, timing and potential significance of option expensing, and our inability to forecast charges associated with future transactions.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

AMO Announces Second Quarter 2005 Results – Page 5

Forward-Looking Statements

This press release contains financial forecasts such as management’s revenue and earnings estimates for 2005, 2006 and 2007, which are forward-looking statements. Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may at times differ from its estimates and targets. The company often does not know what the actual results will be until after a quarter’s end. Therefore, the company will not report or comment on its progress during the quarter. Any statement made by others with respect to progress mid-quarter cannot be attributed to the company.

In addition to statements in this press release regarding financial guidance, Mr. Mazzo’s statements, promoted product trends, expectations regarding debt restructuring and any other statements in this press release that refer to AMO’s estimated or anticipated future results, are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses including but not limited to risks associated with the integration and operation of acquired businesses and realizing expected synergies; changing competitive, regulatory and market conditions and associated delays or business interruptions; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; AMO’s ability to maintain a sufficient supply of products such as products formerly manufactured by our former parent company; our ability to continue to improve our cost structure and improve efficiency; product liability claims or quality issues; litigation; and the uncertainties associated with intellectual property protection for the company’s products. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting AMO and its Businesses” in AMO’s 2004 Form 10-K filed in March 2005 and the Supplemental Information related to VISX filed with a Form 8-K on July 13, 2005. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or you can contact the AMO Investor Relations Department by calling 714-247-8348.

Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 24, 2005	June 25, 2004	June 24, 2005	June 25, 2004
	(in thousands, except per share amounts)
Net sales:
Ophthalmic surgical	$144,019	$86,670	$262,691	$164,935
Eye care	83,073	82,071	156,919	154,113

	227,092	168,741	419,610	319,048

Cost of sales	87,478	64,011	157,917	123,683

Gross profit	139,614	104,730	261,693	195,365

Selling, general and administrative	97,596	76,947	181,409	148,086
Research and development	13,948	10,196	26,300	19,213
In-process research and development	451,450	—	451,450	—

Operating income (loss)	(423,380)	17,587	(397,466)	28,066

Non-operating expense (income):
Interest expense	8,911	7,208	14,738	10,951
Unrealized gain on derivative instruments	(458)	(250)	(990)	(526)
Loss due to exchange of 3.5% Convertible Senior Subordinated Notes due 2023	545	111,820	545	111,820
Other, net	(1,413)	11,853	(1,742)	11,448

	7,585	130,631	12,551	133,693

Loss before income taxes	(430,965)	(113,044)	(410,017)	(105,627)
Provision (benefit) for income taxes	7,150	(503)	14,273	2,167

Net loss	$(438,115)	$(112,541)	$(424,290)	$(107,794)

Net basic loss per share	$(9.53)	$(3.67)	$(10.17)	$(3.59)

Net diluted loss per share (A)	$(9.53)	$(3.67)	$(10.17)	$(3.59)

Weighted average number of shares outstanding:
Basic	45,965	30,675	41,719	30,065
Diluted	48,667	38,239	44,418	38,115

(A)	The net diluted loss per share excludes the $0.53 and $0.62 per share effect of dilutive instruments for the three and six month periods ended June 24, 2005, respectively, including the after-tax impact of $36 and $91 of interest expense on the 3.5% Senior Subordinated Convertible Notes, and the $0.75 and $0.81 per share effect of dilutive instruments for the three and six month periods ended June 25, 2004, respectively, including the after-tax impact of $863 and $1,752 of interest expense on the 3.5% Senior Subordinated Convertible Notes, as the impact was anti-dilutive.

Advanced Medical Optics, Inc.

Global Sales

(Unaudited)

(In thousands)

	Three Months Ended		Six Months Ended
	June 24, 2005	June 25, 2004	June 24, 2005	June 25, 2004
Geographic sales:
Americas	$73,103	$48,974	$128,725	$94,267
Europe/Africa/Middle East	76,856	60,294	150,823	115,203
Japan	51,285	43,432	91,784	80,319
Asia Pacific	25,848	16,041	48,278	29,259

	$227,092	$168,741	$419,610	$319,048

Product sales:
Ophthalmic surgical:
Intraocular lenses (A)	$66,899	$55,775	$127,375	$107,386
Viscoelastics (B)	36,112	4,584	69,098	8,763
Phacoemulsification products	20,279	19,790	38,765	37,354
Other (C)	20,729	6,521	27,453	11,432

Total Ophthalmic surgical	144,019	86,670	262,691	164,935

Eye care:
Multi-purpose solutions	44,203	38,521	81,209	70,987
Hydrogen-peroxide solutions	20,993	25,905	42,284	49,765
Other	17,877	17,645	33,426	33,361

Total Eye care	83,073	82,071	156,919	154,113

	$227,092	$168,741	$419,610	$319,048

(A)	Includes acquired Pfizer IOL sales of $11,909 and $21,372 in the three and six months ended June 24, 2005, respectively.
(B)	Includes Healon sales of $33,117 and $62,982 in the three and six months ended June 24, 2005, respectively.
(C)	Includes Baerveldt shunt sales of $1,260 and $2,518 in the three and six months ended June 24, 2005, respectively. Also includes VISX laser vision correction sales of $13,371 in the three and six months ended June 24, 2005, respectively.

	Three Months Ended		% Growth	% Exchange Impact
	June 24, 2005	June 25, 2004
Net sales:
Ophthalmic surgical	$144,019	$86,670	66.2%	3.7%
Eye care	83,073	82,071	1.2%	2.1%

	$227,092	$168,741	34.6%	2.9%

	Six Months Ended		% Growth	% Exchange Impact
	June 24, 2005	June 25, 2004
Net sales:
Ophthalmic surgical	$262,691	$164,935	59.3%	3.9%
Eye care	156,919	154,113	1.8%	2.6%

	$419,610	$319,048	31.5%	3.3%

Advanced Medical Optics, Inc.

Other Financial Information

(Unaudited)

(In thousands)

	June 24, 2005	December 31, 2004
Cash and equivalents	$49,445	$49,455
Trade receivables, net	230,726	189,465
Inventories	121,254	85,028
Working capital, excluding cash	95,313	133,447
Long-term debt, aggregate principal amount	610,097	552,593

	Three Months Ended
	June 24, 2005	June 25, 2004
Depreciation and amortization	$10,903	$3,716
Capital expenditures, excluding acquisitions	9,544	5,395

	Six Months Ended
	June 24, 2005	June 25, 2004
Depreciation and amortization	$18,863	$7,408
Capital expenditures, excluding acquisitions	20,084	10,276

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